Exhibit 99.1

Contact Information:

CCG Investor Relations                                                                                                  Perini Corporation
10960 Wilshire Boulevard                                                                                                73 Mount Wayte Ave.
Suite 2050                                                                                                                           Framingham, MA 01701
Los Angeles, California 90024                                                                                        (508) 628-2295
(310) 231-8600 ext. 103                                                                                                      Robert Band, President &
Crocker Coulsen, President                                                                                                  Chief Operating Officer

FOR IMMEDIATE RELEASE

Perini Corporation Announces WMATA Decision

Framingham, MA – November 29, 2005 – Perini Corporation (NYSE: PCR) today announced that on November 28, 2005 the U.S. District Court for the District of Columbia entered a $21.8 million judgment against two Perini joint ventures in the matter of the Mergentime Corporation, et al. vs. Washington Metropolitan Area Transit Authority (“WMATA”) v. Insurance Company of North America. The joint ventures are considering an appeal of the judgment. The case concerned two subway construction contracts awarded by WMATA in 1985 and 1986 to two joint ventures of which Mergentime Corporation was a 60% managing partner and Perini Corporation was a 40% partner. The construction contracts were terminated by WMATA for cause in 1990. The Court awarded WMATA approximately $21.8 million in damages, plus prejudgment interest. Under the terms of the joint ventures, Perini and Mergentime are jointly and severally liable for obligations of the joint ventures. Perini believes that Mergentime may be unable to fulfill its financial obligations to the joint ventures to satisfy any ultimate liability relating to this matter. Perini expects to record a pre-tax charge of approximately $21.6 million in the fourth quarter of 2005 plus an estimated amount of prejudgment interest, which could be material, to be determined. As a result of the expected earnings charge, previous 2005 diluted earnings per share guidance of $0.95 to $1.05 per share should not be relied upon. Perini plans to announce revised 2005 diluted earnings per share guidance at such time as the charge to earnings in the fourth quarter of 2005 is determined.

As previously reported, in 1987, subsequent to the contract awards, Perini and Mergentime entered into an agreement under which Perini withdrew from the joint ventures and Mergentime assumed complete control over the performance of both projects. Perini was not released from its responsibilities to WMATA as a joint venture partner. After Perini withdrew from the joint ventures, Mergentime and WMATA had a dispute regarding progress on the projects and WMATA terminated both contracts. WMATA then retained Perini, acting independently, to complete both projects. Perini completed both projects successfully.

Following completion of the projects, the joint ventures brought an action in U.S. District Court against WMATA, seeking damages for delays, unpaid extra work and wrongful termination, and WMATA counterclaimed against the joint ventures seeking damages for additional costs to complete the projects. After a bench trial, the Court found the joint ventures liable to WMATA for damages in the amount of approximately $16.5 million and WMATA liable to the joint ventures for damages in the amount of approximately $4.3 million.

The joint ventures appealed the judgment to the U.S. Court of Appeals for the District of Columbia, and in February, 1999, the Court of Appeals vacated the District Court’s judgment and ordered the District Court to review its prior findings and hold further hearings in regard to the joint ventures’ affirmative claims. In February, 2001, a successor District Court Judge granted the joint ventures’ motion for a new trial. The trial was completed in January, 2002 and a decision was issued November 28, 2005.

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November 29, 2005                                                                          Adverse Judgment                                                                           Page 2

About Perini Corporation
Perini Corporation is a leading construction services company offering diversified general contracting, construction management and design-build services to private clients and public agencies throughout the world. We have provided construction services since 1894 and have established a strong reputation within our markets by executing large complex projects on time and within budget while adhering to strict quality control measures.

We offer general contracting, preconstruction planning and comprehensive project management services, including the planning and scheduling of the manpower, equipment, materials and subcontractors required for a project. We also offer self-performed construction services including sitework, concrete forming and placement and steel erection. We are known for our hospitality and gaming industry projects, sports and entertainment, educational, and healthcare facilities as well as large and complex civil construction projects and construction management services to U.S. military and government agencies.

The statements contained in this Release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including without limitation, statements regarding Perini’s expectations, hopes, beliefs, intentions or strategies regarding the WMATA case and the recent judgment in the WMATA case, the impact of the judgment on Perini’s business, results of operations, liquidity, financial condition and earnings estimates, including Perini’s estimates of earnings per share for the full year 2005. These forward-looking statements are based on Perini’s current expectations and beliefs concerning future developments and their potential effects on Perini. There can be no assurance that future developments affecting Perini will be those anticipated by Perini. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of Perini) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the ability of the joint ventures to appeal the recent judgment in the WMATA case, whether an appeal is taken and, if taken, whether it will be successful, the amount of prejudgment interest awarded in the WMATA case, the ultimate outcome of the WMATA case, the ability of Perini’s joint venture partner to contribute to the ultimate liability of the joint ventures in the WMATA case and Perini’s ultimate liability resulting from the WMATA case. Perini undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

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